Exhibit 99.1
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Explanation of Responses:

(1) See Exhibit 99.

(2) As described in the Schedule 13D/A (the "13D/A") filed with the Securities and Exchange Commission by the Reporting Person on October 17, 2006 with respect to the Issuer's securities, D. E. Shaw Laminar Portfolios, L.L.C. ("Shaw"), Goldman, Sachs & Co. ("Goldman"), and Par IV Capital Management LLC (together with Shaw and Goldman, the "Non-Affiliated Funds"), Sigma Capital Associates, LLC ("Sigma Associates") and the Issuer entered into an Equity Commitment Agreement, which agreement is more fully described in the 13D/A. By reason of the execution of the Equity Commitment Agreement, Sigma Associates and the Non-Affiliated Funds may be deemed to be members of a group within the meaning of Rule 13d-5(b) promulgated under the Securities Exchange Act of 1934, as amended, with regard to their respective interests in equity securities of the Issuer. The amount of the Issuer's securities held by Sigma Associates as reported herein does not include the holdings of any of the Non-Affiliated Funds and each of Sigma Associates and the Reporting Persons disclaim any pecuniary interest in the Issuer's securities held by the Non-Affiliated Funds.

(3) Sigma Associates directly owns Common Stock of the Issuer. As of the close of business on October 13, 2006, each Reporting Person had indirect beneficial ownership of 2,300,000 shares of Common Stock of the Issuer.

(4) The securities to which this report relates are held by Sigma Associates. Sigma Capital Management, LLC ("Management") is an investment manager to Sigma Associates. Pursuant to an investment agreement, Management is vested with all investment and voting power with respect to the securities held by Sigma Associates. Steven A. Cohen controls Management. In accordance with Instruction 5(b)(iv), the entire amount of the Issuer's securities held by Sigma Associates is reported herein. Each Reporting Person disclaims any beneficial ownership of any of the Issuer's securities to which this report relates for purposes of
Section 16 of the Securities Exchange Act of 1934, as amended, except to the extent of its indirect pecuniary interest therein, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.